Exhibit 99.1

Movano Health Reports 2023 Financial Results
and Provides Business Update

Executes $24 million funding extending cash runway

Focuses on 2024 strategic pathway to FDA clearances driving B2B opportunities

Plans launch of Evie Med

Conference Call at 2:00 PM PT/ 5:00 PM ET Today

PLEASANTON, Calif. – April 4, 2024 – Movano Health (Nasdaq: MOVE), a pioneer in health technology, reported fourth quarter and year end 2023 results and provided a business update.

This week, Movano Health signed an agreement for a $24 million private placement that includes a $3.0 million seed investment from a tier 1 medical device company and more than $3.6 million from insiders including members of the Company’s management team and board of directors.

“In 2023, we successfully transitioned to a commercial stage company with the launch of the Evie Ring in November, and we delivered significant development milestones on our path to obtaining the FDA clearances necessary to label Evie as a medical device,” said John Mastrototaro, CEO and President of Movano Health. “Demand for the Evie Ring far exceeded our expectations, and we garnered strong reviews on the aesthetics, technology and form factor. Our initial direct-to-consumer (D2C) launch is also providing incredibly valuable user feedback as we drive toward both continued D2C growth and multiple business-to-business (B2B) opportunities.

“A key goal for 2024 is to introduce Evie Med, and our D2C Evie launch experience is significantly aiding that objective,” Mastrototaro continued. “One of the challenges we encountered with the initial launch was having enough production to meet demand, largely due to capital constraints. With our recently announced financing, we are now positioned to build and maintain inventory with a turnkey production partner arrangement that will support significant unit volumes and timely order fulfilment, which are important requirements in entering B2B markets.

“With sufficient inventory on hand and production capabilities in place to meet expected demand, we plan to re-launch Evie with enhanced software capabilities that will provide an improved experience for our Evie community.”

B2B Strategy and Opportunities

Movano Health achieved significant development milestones on its path to obtaining the FDA clearances necessary to launch the medical device version of the ring, Evie Med. This included recently completing a second hypoxia trial that confirmed the accuracy of its pulse oximeter exceeds the U.S. Food and Drug Administration (FDA) guidelines. Some examples of the opportunities follow.

●	Clinical Trials - pharmaceutical companies need data from FDA-cleared devices for drug trials and other regulatory submissions. Currently, trials are in-person, cumbersome, expensive and often suboptimal as they don’t capture subjects in real-life situations. Evie Med would improve compliance, lower costs significantly and enable quicker enrollment, better data, and improved quality of results. The total available market (TAM) for FDA-cleared wearables in this market could be $2 billion annually.

●	Payors - insurers represent more than 130 million patients with chronic diseases, often with co-morbidities, who have poor and/or unreliable monitoring options. Evie Med would provide an easy-to-implement solution for early detection of dangerous health risks and for prevention that could greatly reduce costly disease interventions.

●	Remote Patient Monitoring (RPM) - COVID unlocked the reality that healthcare can reduce the need for in-office visits, expand access, and reduce costs. Evie Med will be able to automate more complete and accurate data in this rapidly growing market segment.

●	Others, including Corporate Wellness – opportunities for condition management for cardiovascular, metabolic, obesity and pulmonary patients, which in aggregate may be a $20 billion per year market opportunity; and corporate wellness, with an identified TAM of $14 billion.

Recent Operating Highlights and Milestones

●	In March 2024, published results of a second hypoxia trial that confirmed the accuracy of its commercially available Evie Ring pulse oximeter exceeds the U.S. Food and Drug Administration (FDA) guidelines. When testing arterial blood gas levels, using four Evie Rings per subject, achieved a root mean square error (RMSE) average of 2.46%, which was once again well below the FDA guidance of 3.5% for blood oxygen saturation (SpO2). Additionally, the Evie Ring’s accuracy exceeded that of the two commercially available, hospital-grade reference pulse oximeters in the study.

●	In November 2023, launched commercial sales of the Evie Ring, the smart ring designed specifically for women, with biometric sensors to track sleep stages and duration, resting heart rate, heart rate variability, SpO2, respiration rate, skin temperature trends, steps, active minutes, and calorie burn.

●	In October 2023, announced the results of its Institutional Review Board (IRB)-approved blood pressure clinical study. Movano Health’s prototype, which incorporated its System-on-a-Chip SoC, demonstrated a level of accuracy within the standards recognized by the FDA for blood pressure monitoring devices. The Company’s algorithm for blood pressure monitoring utilized data from its prototype system combined with the subject’s demographic information and a recent blood pressure reading.

Fourth Quarter 2023 and Recent Financial Highlights

In Q4 2023, Movano Health:

●	Initiated sales of its Evie Ring in November 2023. Shipments began in January 2024 and revenue will be recognized as a result in 2024.

●	Reported an operating loss of $6.0 million, compared to an operating loss of $8.0 million in Q4 2022.

●	Raised $4.1 million in gross proceeds in a public offering in November 2023.

●	Held $6.1 million in cash and cash equivalents at December 31, 2023.

This week, the company signed an agreement for a $24 million private placement financing.

Conference Call

Management will host a conference call and live audio webcast to discuss these results and provide a business update today at 2:00 pm PT/5:00 pm ET.

Attendees can access the live webcast here or on the investors section of Movano Health’s website at https://ir.movano.com. The conference call can be accessed by dialing 1-877-407-0989 (domestic), or 1 201-389-0921 (international). Attendees can also use the Call Me Link, in which they will be dialed in to the conference call instantly on the number provided with no hold time. An archived webcast will be available on Movano Health’s website approximately one hour after the completion of the event and for two years thereafter.

About Movano Health

Founded in 2018, Movano Inc. (Nasdaq: MOVE) dba Movano Health is developing a suite of purpose-driven healthcare solutions to bring medical-grade data to the forefront of wearables. Featuring modern and flexible form factors, Movano Health’s devices offer an innovative approach to delivering trusted data to both customers and enterprises, capturing a comprehensive picture of an individual’s health data and uniquely translating it into personalized and intelligent insights.

Movano Health’s proprietary technologies and wearable medical device solutions will soon enable the use of data as a tool to proactively monitor and manage health outcomes across a number of patient populations that exist in healthcare. For more information on Movano Health, visit https://movanohealth.com/.

Forward Looking Statements

This press release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs, or strategies regarding the future. These forward-looking statements are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially from those anticipated. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding closing of the private placement transaction; plans with respect to commercial launch of the Evie Ring; planned cost-cutting initiatives; anticipated FDA clearance for the Evie Ring and other products in development; expected future operating results; product development and features, product releases, clinical trials and regulatory initiatives; our strategies, positioning and expectations for future events or performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors.” Any forward-looking statement in this release speaks only as of the date of this release. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

LHA Investor Relations

David Barnard

+1 415-433-3777

ir@movano.com

Movano Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$6,118	$10,759
Payroll tax credit, current portion	450	379
Vendor deposits	399	103
Inventory	1,114	—
Prepaid expenses and other current assets	442	405
Total current assets	8,523	11,646
Property and equipment, net	342	443
Payroll tax credit, noncurrent portion	169	667
Other assets	387	487
Total assets	$9,421	$13,243

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,118	$557
Deferred revenue	1,252	—
Other current liabilities	1,529	4,421
Total current liabilities	5,899	4,978
Noncurrent liabilities:
Early exercised stock option liability	23	136
Other noncurrent liabilities	50	214
Total noncurrent liabilities	73	350
Total liabilities	5,972	5,328

Stockholders’ equity:
Common stock	6	3
Additional paid-in capital	127,823	103,009
Accumulated deficit	(124,380)	(95,097)
Total stockholders’ equity	3,449	7,915
Total liabilities and stockholders’ equity	$9,421	$13,243

Movano Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
OPERATING EXPENSES:
Research and development	$3,192	$5,145	$16,893	$18,994
Sales, general and administrative	2,832	2,876	12,797	11,468
Total operating expenses	6,024	8,021	29,690	30,462
Loss from operations	(6,024)	(8,021)	(29,690)	(30,462)

Other income (expense), net:
Interest and other income, net	66	94	407	133
Other income (expense), net	66	94	407	133

Net loss and total comprehensive loss	$(5,958)	$(7,927)	$(29,283)	$(30,329)

Net loss per share, basic and diluted	$(0.11)	$(0.24)	$(0.63)	$(0.92)

Weighted average shares used in computing net loss per share, basic and diluted	53,250,053	33,606,680	46,195,403	33,025,721

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